CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference in the registration statements of Sepragen Corporation on Form S-8 (File Nos. 33-95182 and 333-11903) of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated February 28, 1997, on our audit of the financial statements of Sepragen Corporation for the year ended December 31, 1996, which report is included in the Annual Report on Form 10-KSB.











COOPERS & LYBRAND L.L.P.
/s/ Coopers & Lybrand L.L.P.
San Francisco, California
April 24,  1998